SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     July 3, 2012

Tactical Air Defense Services, Inc.

(Exact name of registrant as specified in its charter)

Nevada		88-0455809
(State or other jurisdiction		(IRS Employer
of Incorporation)		Identification Number)

123 West Nye Lane, Suite 517
Carson City, Nevada 89706
(Address of principal executive offices)

(775) 888-6744
(Issuer’s Telephone Number)

______________________________________________________

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01

Entry into a Material Definitive Agreement.

On or about July 3, 2012, Tactical Air Defense Services, Inc., a Nevada corporation (the “Company”) entered into a Settlement Agreement (the “Agreement”) with Mark Daniels (“Daniels”), the Company’s former Chief Executive Officer. A copy of the Agreement has been attached as an exhibit to this Form 8-K, the terms of which are hereby incorporated by reference.

Pursuant to the terms of the Agreement, the Company agreed to settle its litigational claims against Daniels related to the litigation action entitled Tactical Air Defense Services, Inc., et. al v. Mark Daniels, et. al, in the Circuit Court of the 15th Judicial Circuit in and for Palm Beach County, Florida through the removal of Daniels from the action. As consideration for the removal of Daniels from the action: (i) Daniels agreed to the rescission, cancellation, waiver and termination in full of all Company obligations relating to a promissory note issued by the Company to Daniels on or about April 15, 2009 with a current balance of approximately $221,000 including all principle and accrued interest; and (ii) Daniels is required to deliver a Two Hundred and Fifty Thousand Dollars ($250,000.00) cash payment to the Company within one hundred and twenty (120) days of the execution of the Agreement.

Item  7.01

Regulation FD Disclosure.

Press Releases

On July 5, 2012, the Company issued a press release relating to the Agreement as described in “Item 1.01 Entry Into Material Definitive Agreements” above.  A copy of this press release is furnished as an exhibit to this Report.

Section 9 – Financial Statements and Exhibits

Item 9.01

Financial Statements and Exhibits.

(c)

Exhibits.

Number	Description

10.1	Settlement Agreement and Release between Tactical Air Defense Services, Inc. and Mark Daniels

99.1	Press release dated as of July 5, 2012 entitled “Tactical Air Defense Services Settles Litigation” (Deemed Furnished)

Dated:   July 20, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Tactical Air Defense Services, Inc.

/s/ Alexis Korybut
By:	Alexis Korybut
Its:	Chief Executive Officer